Exhibit 99.1

FOR IMMEDIATE RELEASE

SURGERY PARTNERS AND NOVAMED COMPLETE MERGER

CHICAGO, IL (May 4, 2011) — NovaMed, Inc. (Nasdaq: NOVA; “NovaMed” or the “Company”), a leading operator of ambulatory surgery centers in partnership with physicians, today announced the completion of its previously announced merger with Surgery Center Holdings, Inc. (“Surgery Partners”), with NovaMed continuing as a wholly owned subsidiary of Surgery Partners. Under the terms of the merger agreement, Surgery Partners, an affiliate of H.I.G. Capital, LLC, a leading global private equity investment firm, acquired all of the outstanding shares of NovaMed for $13.25 per share in cash. The merger was approved by the stockholders of NovaMed at a special meeting held on May 4, 2011.

With the closing of the transaction, NovaMed’s common stock will cease to trade on NASDAQ at market close today and will be delisted. Letters of transmittal allowing former NovaMed stockholders to deliver their shares to the paying agent in exchange for payment of the merger consideration will be distributed promptly.

About NovaMed

NovaMed operates, develops and acquires ambulatory surgery centers in partnership with physicians and holds majority ownership interests in 37 surgery centers located in 19 states.  Learn more at www.novamed.com.

About Surgery Partners

Surgery Partners acquires, develops and manages free-standing ambulatory surgical centers (ASCs) in partnership with leading physicians.  The company owns and operates twelve ASCs.  As one of the largest ASC operators in the Southeast, Surgery Partners is dedicated to clinical excellence in outpatient surgery services and provides its centers with experienced and efficient operations leadership, development expertise, and practice partnership.  Learn more at www.surgery-partners.com.

About H.I.G. Capital

H.I.G. Capital is a leading global private equity investment firm with more than $8.5 billion of equity capital under management.  Based in Miami, and with offices in San Francisco, Atlanta, Boston, and New York in the U.S., as well as affiliate offices in London, Hamburg and Paris in Europe, H.I.G. specializes in providing capital to small- and medium-sized companies with attractive growth potential.  H.I.G. invests in management-led buyouts and recapitalizations of profitable and well managed service or manufacturing businesses.  H.I.G. also has extensive experience with financial restructurings and operational turnarounds.  Since its founding, H.I.G. has invested in and managed more than 200 companies worldwide.  The firm’s current portfolio includes companies with combined revenues in excess of $8 billion.  For more information, please refer to the H.I.G. website at www.higcapital.com.

NOVAMED CONTACTS:

Scott T. Macomber

Executive Vice President and Chief Financial Officer

(312) 664-4100

smacomber@novamed.com

H.I.G. CAPITAL CONTACTS:

Chris Laitala

Managing Director

claitala@higcapital.com

Media:

Giselle Jordan

Marketing Manager

gjordan@higcapital.com

H.I.G. Capital, LLC

600 Fifth Avenue

24th Floor

New York, NY 10020

Phone: 212-506-0500

www.higcapital.com